Exhibit 99.2

News Release

Amkor Technology Announces Commencement of Exchange Offer

CHANDLER, Ariz. – May 15, 2013 – Amkor Technology, Inc. (NASDAQ: AMKR) today announced that it has commenced an exchange offer for any and all of its $250.0 million outstanding aggregate principal amount of 6.00% Convertible Senior Subordinated Notes due 2014 (the “Notes”). Under the terms of the exchange offer, for each $1,000 principal amount of the Notes, Amkor is offering to exchange the following:

•	330.6332 shares of common stock, the number of shares they would be entitled to receive upon conversion of the Notes pursuant to their terms; plus

•	a cash payment of $49.33 (the “Cash Premium”); plus

•

accrued and unpaid interest from the most recent interest payment date for the Notes to, but excluding, the settlement date, which amount is expected to be approximately $10.67, payable in cash (the “Accrued and Unpaid Interest”).

The exchange offer will expire at 5:00 p.m., New York City time, on June 14, 2013, unless extended or earlier terminated by Amkor. Tendered Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

The exchange offer is being made on the terms and conditions set forth in an offering circular dated May 15, 2013 and the related letter of transmittal. Copies of these and other documents will be distributed to all holders of the Notes. Requests for additional copies of such documents or questions regarding the procedures for tendering the Notes may be directed to the Information Agent for the exchange offer, Global Bondholder Services Corporation (“GBS”), at 1-866-470-4500 (toll free).

The exchange offer is subject to the satisfaction or waiver of certain conditions set forth in the offering circular. Subject to applicable law, Amkor may, in its sole and absolute discretion, amend, extend or waive conditions to, or terminate, the exchange offer.

Amkor will file a Schedule TO today, which will include the offering circular and a related letter of transmittal, with the Securities and Exchange Commission (“SEC”). Each such document, as well as any amendments, supplements or additional exhibits thereto, will be available when filed by Amkor, free of charge, from the SEC’s website at www.sec.gov. Holders are encouraged to read these documents, as they contain important information regarding the exchange offer.

GBS is serving as the Information Agent for the exchange offer. Persons with questions regarding the exchange offer should contact GBS at 1-866-470-4500 (toll free). Requests for copies of the offering circular or the letter of transmittal may also be directed to GBS.

This press release is for informational purposes only and does not constitute an offer to exchange or sell, or the solicitation of an offer to exchange or buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, exchange, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The exchange offer is being made only by the offering circular and the letter of transmittal. Holders of the Notes are strongly advised to read the offering circular and other related documents when they are filed with the SEC as these documents contain important information.

The exchange offer is being made pursuant to an exemption from registration under Section 3(a)(9) of the Securities Act of 1933. The exchange offer is not being made in any jurisdiction in which, or to or from any person from or to whom, it is unlawful to make such offer or solicitation under applicable securities or blue sky laws.

About Amkor

Amkor is a leading provider of semiconductor packaging and test services to semiconductor companies and electronics OEMs. More information about Amkor is available from the company’s filings with the SEC and at Amkor’s website: www.amkor.com.

Forward-Looking Statement Disclaimer

This announcement contains forward-looking statements within the meaning of federal securities laws. All statements other than statements of historical fact are considered forward-looking statements, including without limitation, statements regarding the proposed exchange offer and the terms and conditions thereto. These forward-looking statements involve a number of risks, uncertainties, assumptions and other factors that could affect future results and cause actual results and events to differ materially from historical and expected results and those expressed or implied in the forward-looking statements, including, but not limited to, that there can be no assurance that the holders of the Notes will tender in the exchange offer or that the exchange offer will be completed at all. Other important risk factors that could affect the outcome of the events set forth in these statements and that could affect Amkor’s operating results and financial condition are discussed in Amkor’s Annual Report on Form 10-K for the year ended December 31, 2012, and in its subsequent filings with the SEC made prior to or after the date hereof. Amkor undertakes no obligation to review or update any forward-looking statements to reflect events or circumstances occurring after the date of this announcement.